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                                                                  Exhibit 3.xiii
FILED
in the office of the
Secretary of State of the
STATE OF NEVADA
DEC 11 1998
No. C3947-85
/s/ Dean Heller
Dean Heller, Secretary of State


                            CERTIFICATE OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                       TERRA NATURAL RESOURCES CORPORATION
                             (dba NEVADA MANHATTAN)


         We the undersigned as President and Secretary of Terra Natural Resources Corporation (dba Nevada Manhattan), do hereby certify: (i) That the Board of Directors of said corporation at a meeting duly convened and held on the 3rd day of September, 1998, adopted a resolution to amend the Articles of Incorporation as follows:


                  Article I shall be amended to read as follows:

         "The name of the corporation TERRA NATURAL RESOURCES CORPORATION (dba NEVADA MANHATTAN), shall be changed to the corporate name of NEVADA MANHATTAN GROUP, INCORPORATED."

                                    (ii)  That the  Board of  Directors  of said
corporation at a meeting duly convened and held on the 30th day of August, 1998, adopted a resolution to amend the Articles of Incorporation as follows:


                  Article V is amended to read in its entirety as follows:

                                   "ARTICLE V

         This corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock.' The total number of shares which the corporation is authorized to issue is 250,250,000 shares, of which 250,000,000 shares shall be Common Stock, par value of $.01 per share, and 250,000 shares shall be Preferred Stock, par value of $1.00 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine or alter the voting rights, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issues of shares of that series."

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         The said changes and amendments  have been consented to and approved by a majority of the stockholders holding each class of stock outstanding and entitled to vote thereon at an annual stockholders meeting of Terra Natural Resources Corporation held on December 9, 1998; that the number of shares of the corporation outstanding and entitled to vote on amendments to the Articles of Incorporation was forty-one million, seven hundred forty-two thousand four hundred seventy-seven (41,742,477) shares, one cent par value.


                                             /s/ Christopher D. Michaels
                                            -----------------------------------
                                            CHRISTOPHER D. MICHAELS, President

                                             /s/ Jeffrey S. Kramer
                                            ------------------------------------
                                            JEFFREY S. KRAMER, Secretary